Exhibit B

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of February 11, 2013 by and between:

(1)         Dynasty Mount Enterprises Limited (the “Seller”), a British Virgin Islands company whose registered office is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands;

(2)         Advanced Sea International Limited (the “Purchaser”), a British Virgin Islands company whose registered office is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands;

(3)         Mr. Xing Peng (ID/Passport No.330302197001294811) whose principal address is No. 20 Huahai Street, Liwan District, Guangzhou 510370, The People’s Republic of China; and

(4)         Mr. Jacky Xu (ID/Passport No RE0006466) whose principal address is No. 20 Huahai Street, Liwan District, Guangzhou 510370, The People’s Republic of China.

The Purchaser, the Seller, Mr. Xing Peng and Mr. Jacky Xu shall be individually referred to as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is wholly owned and controlled by Mr. Xing Peng and the Purchaser is wholly owned and controlled by Mr. Jacky Xu.

WHEREAS, Mr. Xing Peng desires to cause the Seller to sell to the Purchaser, and Mr. Jacky Xu desires to cause the Purchaser to purchase from the Seller, the Shares (as defined below) owned by the Seller on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale and Purchase of Ordinary Shares. Subject to the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Seller hereby agrees to sell and deliver to the Purchaser, an aggregate of 1,011,386 ordinary shares of Vipshop Holdings Limited, a company organized under the laws of the Cayman Island (the “Company”), par value of US$ 0.0001 per share (the “Shares”), and the Purchaser hereby agrees to purchase from the Seller that number of Shares at a per share purchase price of US$3.25 for an aggregate purchase price of US$3,287,004.5 (the “Purchase Price”).

Section 1.2 Closing.

(a) Closing.  The closing (the “Closing”) of the sale and purchase of the Shares pursuant to Section 1.1 shall take place promptly after the execution of this Agreement at such time and place as the Parties may mutually agree. The date and time of the Closing are referred to herein as the “Closing Date.”

(b)  Payment and Delivery.

(i)            At the Closing, the Purchaser shall pay and deliver the Purchase Price to the Seller in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account designated in writing by the Seller, and the Seller shall deliver to the Company a duly executed share transfer instrument as set forth in Exhibit A attached hereto (the “Transfer Instrument”) together with duly executed share certificate(s) in original form (if any), evidencing the Shares to be sold by the Purchaser.  Upon the Company’s receipt of the Transfer Instrument and the returned share certificate(s) (if any), the Company will cause to be cancelled the number of Shares registered under the name of the Seller, and promptly record the Purchaser as the owner of such Shares and update the register of members to reflect the sale and purchase of Shares.

(ii)           Promptly after the Closing, the Seller shall cause the Company to deliver a certified true copy of the register of the members of the Company, evidencing the Shares that have been sold to the Purchaser and, if requested by the Purchaser, stock certificate representing the Shares in the name of the Purchaser.

(c) Restrictive Legend. Each certificate representing the Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Mr. Xing Peng and the Seller. Mr. Xing Peng and the Seller hereby represent and warrant to Mr. Jacky Xu and the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Authority. The Seller is wholly owned and controlled by Mr. Xing Peng. Each of Mr. Xing Peng and the Seller has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Mr. Xing Peng or the Seller, as the case may be, pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. This Agreement has been duly executed and delivered by Mr. Xing Peng and the Seller and constitutes legal, valid and binding obligations of Mr. Xing Peng and the Seller, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Valid Title to the Shares. The Shares held by the Seller are duly authorized, validly issued, outstanding, fully paid and non-assessable. Immediately prior to the Closing, the Seller has good and valid title to the Shares and owns the Shares beneficially and of record, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which Mr. Xing Peng or the Seller is a party or by which Mr. Xing Peng or the Seller is bound or to which any of Mr. Xing Peng’s or the Seller’s assets are subject. There is no action, suit or proceeding, pending or threatened against Mr. Xing Peng or the Seller that questions the validity of this Agreement or the right of Mr. Xing Peng or the Seller to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(e) Consents and Approvals. Neither the execution and delivery by Mr. Xing Peng or the Seller of this Agreement, nor the consummation by Mr. Xing Peng or the Seller of any of the transactions contemplated hereby, nor the performance by Mr. Xing Peng or the Seller of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Incorporation and Existing. The Seller has been duly incorporated and is validly existing and in good standing under the laws of the British Virgin Islands.

Section 2.2 Representations and Warranties of the Purchaser. Mr. Jacky Xu and the Purchaser hereby represent and warrant to Mr. Xing Peng and the Seller as of the date hereof and as of the Closing Date, as follows:

(a) Authority. The Seller is wholly owned and controlled by Mr. Jacky Xu. Each of Mr. Jacky Xu and the Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Mr. Jacky Xu or the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. This Agreement has been duly executed and delivered by Mr. Jacky Xu and the Purchaser and constitutes the legal, valid and binding obligation of Mr. Jacky Xu and the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which Mr. Jacky Xu or the Purchaser is a party or by which Mr. Jacky Xu or the Purchaser is bound or to which any of Mr. Jacky Xu’s or the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against Mr. Jacky Xu or the Purchaser that questions the validity of this Agreement or the right of Mr. Jacky Xu or the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(d) Consents and Approvals. Neither the execution and delivery by Mr. Jacky Xu and the Purchaser of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance by Mr. Jacky Xu or the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e) Status and Investment Intent.

(i) Experience. Mr. Jacky Xu and the Purchaser have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Mr. Jacky Xu and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Restricted Securities. Mr. Jacky Xu and the Purchaser understand that the Shares are not publicly traded, are not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any state securities law. Mr. Jacky Xu and the Purchaser understand that because the Shares have not been registered under the Securities Act, the Shares cannot be sold unless the Shares are subsequently registered or an exemption from registration is available. Mr. Jacky Xu and the Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(iv) Information. Mr. Jacky Xu and the Purchaser have been furnished access to all materials and information they have requested relating to the Company and other due diligence documents in order to evaluate the transactions contemplated by this Agreement.  Mr. Jacky Xu and the Purchaser have consulted, to the extent deemed appropriate by them, with their own advisers as to the financial, tax, legal and related matters concerning an investment in the Shares and on that basis believes that an investment in the Shares is suitable and appropriate for Mr. Jacky Xu and the Purchaser.

(v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act (the “Regulation S”).

(vi) FINRA.  The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification. Each of the Seller and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their affiliates and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 3.2 Indemnity Notice. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 3.3 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 3.1 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Seller’s representations contained in Section 2.1(a), (b) and (c) hereof, each of which shall survive indefinitely.

Section 4.2 Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the laws of the Cayman Islands.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.

Section 4.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 4.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Seller and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Seller or the Purchaser without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the applicable postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser or Mr. Jacky Xu, at:

Jacky Xu

No. 20 Huahai Street, Liwan District, Guangzhou 510370, The People’s Republic of China

If to the Seller or Mr. Xing Peng, at:

Xing Peng

No. 20 Huahai Street, Liwan District, Guangzhou 510370, The People’s Republic of China

Any Party may change its address for purposes of this Section 4.6 by giving the other Party hereto written notice of the new address in the manner set forth above.

Section 4.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 4.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.10 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.11 Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.12 Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Seller:

DYNASTY MOUNT ENTERPRISES LIMITED

/s/ Xing Peng
Name: Xing Peng
Title: Sole Director

XING PENG

/s/ Xing Peng

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Purchaser:

ADVANCED SEA INTERNATIONAL LIMITED

/s/ Jacky Xu
Name: Jacky Xu
Title: Sole Director

JACKY XU

/s/ Jacky Xu

ACKNOWLEDGEMENT

The Company hereby consents to the purchase and sale of the Shares pursuant to this Agreement, and will provide reasonable assistance to reflect such transfer on its books and records, including its register of members.

Vipshop Holdings Limited

By:	/s/ Eric Ya Shen

Name:	Eric Ya Shen

Title:	CEO

Exhibit A

Share Transfer Instrument

SHARE TRANSFER

I, Dynasty Mount Enterprises Limited, a British Virgin Islands company whose registered office is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Transferor”) DO HEREBY transfer to Advanced Sea International Limited, a British Virgin Islands company whose registered office is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Transferee”) 1,011,386 shares standing in our name in the undertaking called VIPSHOP HOLDINGS LIMITED to hold the same unto the Transferee.

Dated this        day of February 2013.

Transferor:

Dynasty Mount Enterprises Limited

Name: Xing Peng
Title: Sole Director